EXHIBIT 10.25

Summary of Executive Officer Compensation

The following is a summary of the compensation of the executive officers of Adept Technology, Inc. (the “Company”) in effect as of the date of filing the Company’s Annual Report on Form 10-K.

Current Executive Officers	Annual Base Salary		Fiscal 2013 Incentive Compensation	Other Annual Compensation (4)
John Dulchinos President and Chief Executive Officer		$284,850	(1)	Health care coverage; long-term disability and group term life insurance excess premiums

Lisa M. Cummins Senior Vice President of Finance and Chief Financial Officer		$220,000	(1)	Health care coverage; long-term disability and group term life insurance excess premiums

John Boutsikaris Senior Vice President, Sales and Marketing		$198,000	(12)

Joachim Melis Vice President, Business Development and Managing Director of Europe	EUR	153,000	(13)	Car allowance

(1)	Awards and Cash made pursuant to participation in, and subject to terms of, the Fiscal 2013 Performance Plan and 2013 Cash Incentive Plan, respectively.
(2)	Annual cash commission based upon the cumulative revenue during the fiscal year which could result in potential cash payment of up to $65,000.
(3)	Quarterly cash commission based upon the cumulative revenue during the fiscal quarter, which could result in potential quarterly cash payments of up to $8,000.
(4)
Other benefits to be provided by the Company to the identified executive officer. Equity awards have been granted to the executive officers pursuant to option agreements and restricted stock agreements, the forms of which have been approved by the Compensation Committee and filed with the Securities and Exchange Commission.